Consent of Independent Registered Public Accounting Firm

       We consent to the reference to our firm under the heading "Experts" in the Registration Statement (Form F-3) dated May 3, 2007 and the related prospectus of EDAP TMS S.A. (the “Company”) for the registration of 200,000 ordinary shares of the Company's common stock and to the incorporation by reference therein of our report dated March 30, 2007, with respect to the consolidated financial statements of the Company and its subsidiaries included in the Company's Annual Report (Form 20-F) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

ERNST & YOUNG Audit

/s/ LAURENT CHAPOULAUD

Represented by
Laurent Chapoulaud

Lyon, France
May 3, 2007